UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     Form 15

             Certification and Notice of Termination of Registration
           Under Section 12(g) of the Securities Exchange Act of 1934
        or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                        Commission File Number: 000-19092

                               Ross Systems, Inc.
             (Exact name of registrant as specified in its charter)


                               2 Concourse Parkway
                                    Suite 800
                             Atlanta, Georgia 30328
                                 (770) 351-9600
                                 --------------
     (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                     Common Stock, $.001 par value per share
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            (Title of each class of securities covered by this Form)


                                      None
                                      ----
   (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

     Please place an x in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   (X)         Rule 12h-3(b)(1)(i)    (X)
         Rule 12g-4(a)(1)(ii)  ( )         Rule 12h-3(b)(1)(ii)   ( )
         Rule 12g-4(a)(2)(i)   ( )         Rule 12h-3(b)(2)(i)    ( )
         Rule 12g-4(a)(2)(ii)  ( )         Rule 12h-3(b)(2)(ii)   ( )
                                           Rule 15d-6             ( )

Approximate number of holders of record as of the certification or notice date:

- Common Stock, $.001 par value per share: One



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     Pursuant to the  requirements of the Securities  Exchange Act of 1934, Ross
Systems, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 26, 2004.



                                                           /s/ Robert B. Webster
                                                           ---------------------
                                                           Robert B. Webster
                                                           Secretary